Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Altria Group, Inc., Armchair Merger Sub, Inc., its indirect wholly-owned merger subsidiary (“Merger Sub”), and UST Inc. (“UST”) entered into an agreement and plan of merger (the “Merger Agreement”), dated as of September 7, 2008, which was amended October 2, 2008. On January 6, 2009, the merger was completed pursuant to which the Merger Sub was merged with and into UST, with UST surviving as an indirect wholly-owned subsidiary of Altria Group, Inc.

The unaudited pro forma combined condensed financial information is based upon the historical consolidated financial statements and notes thereto of Altria Group, Inc. and UST, and has been prepared to illustrate the effect of Altria Group, Inc.’s acquisition of UST.

The Pro Forma Combined Condensed Balance Sheet set forth below has been computed assuming the acquisition of UST had been consummated at December 31, 2008. The Pro Forma Combined Condensed Statement of Earnings set forth below has been computed assuming the acquisition of UST had been consummated on January 1, 2008.

Pursuant to the terms and conditions of the Merger Agreement, each outstanding share of UST’s common stock, other than those held by UST, Altria Group, Inc. or its Merger Sub, and other than those shares with respect to which appraisal rights were properly exercised and not withdrawn, was converted into the right to receive $69.50 in cash, (the “Per Share Merger Consideration”). The pro forma combined condensed financial statements presented herein give effect to Altria Group, Inc.’s acquisition of all of the outstanding shares of UST (148.5 million), restricted stock, restricted stock units and stock awards (0.8 million) at December 31, 2008 in exchange for the right to receive the Per Share Merger Consideration in cash. Additionally, each stock option outstanding and unexercised at December 31, 2008 (1.1 million) was cancelled in exchange for the right to receive the difference between the exercise price for such option and the Per Share Merger Consideration, in cash. Therefore, the acquisition is reflected as:

•	the payment of $10,376 million in cash for the outstanding shares of UST common stock, restricted stock, restricted stock units and stock awards; and

•

the payment of $32 million in cash in connection with the cancellation of the UST stock options calculated based on the excess of the Per Share Merger Consideration over the weighted average exercise price per stock option ($40.26);

for an aggregate consideration of $10,408 million, also referred to herein as the “purchase price.”

The pro forma combined condensed financial statements assume that a combination of available cash of $6,569 million which includes the proceeds from the issuance of senior unsecured long-term notes of $6.0 billion and $775 million in November 2008 and December 2008, respectively, (collectively, the “Notes”) and a drawdown of $4,307 million which represents the full amount available for borrowing on Altria Group, Inc’s 364-day term bridge facility (the “Bridge Facility”), was used to fund the Per Share Merger Consideration, financing fees primarily associated with the Bridge Facility ($100 million), Altria Group, Inc.’s transaction costs ($60 million), UST’s transaction costs ($64 million), the funding of UST’s non-qualified pension plans ($164 million) due to change in control provisions of such plans, and the contractually required prepayment of UST’s revolving credit facility ($80 million). Altria Group, Inc. intends to access the public debt market in 2009 to refinance the Bridge Facility with long-term debt.

Because the acquisition of UST closed on January 6, 2009, the transaction is reflected in the pro forma financial statements as being accounted for under the acquisition method in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), “Business Combinations” or SFAS 141R, which replaces SFAS No. 141, “Business Combinations.”

Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to these pro forma combined condensed financial statements. In accordance with SFAS 141R, the assets acquired and the liabilities assumed have been measured based on various preliminary estimates.

These estimates are based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. Because these pro forma combined condensed financial statements have been prepared based on preliminary estimates, the final amounts recorded for the acquisition may differ from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. The final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of UST at the closing date.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma combined condensed financial information, Altria Group, Inc. has used the guidance in SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair values.

The Pro Forma Combined Condensed Statement of Earnings does not reflect future events that may occur after the acquisition of UST, including the potential realization of operating cost savings, or restructuring or other costs relating to the integration of the two companies nor do they include any other non-recurring costs related to the acquisition. The combined condensed pro forma financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and are not necessarily indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future operating results or financial position of the combined company.

The accompanying pro forma combined condensed financial data should be read in conjunction with the historical financial statements and the accompanying notes of Altria Group, Inc. included in its Current Report on Form 8-K filed with the SEC on January 29, 2009, and the historical financial statements and the accompanying notes of UST, which are filed in this Current Report on Form 8-K/A.

Altria Group, Inc. and Subsidiaries

Pro Forma Combined Condensed Balance Sheet

As of December 31, 2008

(Unaudited)

(in millions)

Assets	Altria Group, Inc.	UST Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
Cash and cash equivalents	$7,916	$33	$(6,569	) (4)	$1,380
Receivables, net	44	66			110
Inventories	1,069	659	147	(1)	1,875
Other current assets	2,047	107	70	(4)	2,224

Total current assets	11,076	865	(6,352)		5,589

Property, plant and equipment, net	2,199	489	98	(2)	2,786
Goodwill	77	28	4,313	(3)	4,418
Other intangible assets, net	3,039	55	9,886	(3)	12,925
			(55	) (3)
Investment in SABMiller	4,261				4,261
Other assets	1,080	94	164	(4)	1,338

Total consumer products assets	21,732	1,531	8,054		31,317
Financial services assets	5,483				5,483

Total assets	$27,215	$1,531	$8,054		$36,800

Liabilities
Short-term borrowings	$—	$80	$4,307	(4)	$4,307
			(80	) (4)
Current portion of long-term debt	135	240	(4	) (3)	371
Accrued settlement charges	3,984				3,984
Accounts payable and other accrued liabilities	2,358	270	68	(5)	2,666
			(30	) (4)
Dividends payable	665				665

Total current liabilities	7,142	590	4,261		11,993

Long-term debt	6,839	900	(71	) (3)	7,668
Deferred income taxes	351		3,465	(5)	3,816
Accrued pension costs	1,393	289	57	(3)	1,739
Accrued postretirement health care costs	2,208	78			2,286
Other liabilities	1,208	45			1,253

Total consumer products liabilities	19,141	1,902	7,712		28,755
Financial services liabilities	5,246				5,246

Total liabilities	24,387	1,902	7,712		34,001

Minority interest and put arrangement		31			31

Stockholders’ equity (deficit)	2,828	(402)	466	(3)	2,768
			(60	) (4)
			(64	) (4)

Total liabilities and stockholders’ equity/deficit	$27,215	$1,531	$8,054		$36,800

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Altria Group, Inc. and Subsidiaries

Pro Forma Combined Condensed Statement of Earnings

For the Year Ended December 31, 2008

(Unaudited)

(in millions, except per share data)

	Altria Group, Inc.	UST Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
Net revenues	$19,356	$1,983			$21,339
Cost of sales	8,270	506	8	(6)	8,784
Excise taxes on products	3,399	72			3,471

Gross profit	7,687	1,405	(8)		9,084
Marketing, administration and research costs	2,753	508	2	(6)	3,251
			(12	) (8)
Asset impairment and exit costs	449	8			457
Gain on sale of corporate headquarters	(404)				(404)
Amortization of intangibles	7	1	20	(6)	27
			(1	) (6)

Operating income	4,882	888	(17)		5,753
Interest and other debt expense, net	167	73	966	(9)	1,222
			16	(7)
Loss on early extinguishment of debt	393				393
Equity earnings in SABMiller	(467)				(467)

Earnings from continuing operations before income taxes	4,789	815	(999)		4,605
Provision for income taxes	1,699	289	(350	) (10)	1,638

Earnings from continuing operations	$3,090	$526	$(649)		$2,967

Per share data
Basic earnings per share	$1.49				$1.43

Diluted earnings per share	$1.48				$1.42

Weighted average shares outstanding:
Basic	2,075				2,075
Diluted	2,087				2,087

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Reflects an adjustment of $147 million to record UST’s inventory at its estimated fair value. Altria Group, Inc.’s pro forma fair value adjustment to inventory is based on UST’s inventory at December 31, 2008, as well as fair value adjustments to inventory in recent acquisitions of companies with assets similar to UST. In addition, as Altria Group, Inc. sells the acquired inventory, its cost of sales will reflect the increased valuation of UST’s inventory, which will temporarily reduce Altria Group, Inc.’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the Pro Forma Combined Condensed Statement of Earnings.
2.	Reflects an adjustment of $98 million to record UST’s property, plant and equipment at its estimated fair value. Altria Group, Inc.’s pro forma fair value adjustment to property, plant and equipment, net, equals 20% of historical net book value at December 31, 2008, which was derived based on adjustments recorded in recent acquisitions of other companies with assets similar to UST.
3.	The computation of the total purchase price, excess of purchase price over the net tangible book value of net assets acquired and the resulting net adjustment to goodwill are as follows (in millions):

Total cash consideration for outstanding stock	$10,319
Estimated cash consideration for restricted stock, restricted stock units and stock awards	57
Estimated cash consideration for stock options	32

Total estimated purchase price	10,408

Net book value of UST’s net assets acquired	(402)
Less: UST goodwill acquired	(28)
Less: UST intangible assets acquired	(55)
Less: transaction costs incurred by UST	(64)

Net tangible book value of UST’s net assets acquired	(549)

Excess purchase price over net tangible book value of net assets acquired	10,957

Adjustments to goodwill related to:
Inventory	(147)
Property, plant and equipment	(98)
Deferred income tax liability - short-term	68
Deferred income tax liability - long-term	3,465
Identifiable intangible assets	(9,886)
Increased projected benefit obligation for non-qualified pension plans	57
UST’s short-term debt	(4)
UST’s long-term debt	(71)

Total adjustments	(6,616)

Gross adjustment to goodwill	4,341
Less: UST goodwill acquired	(28)

Net adjustment to goodwill	$4,313

For the purpose of preparing the pro forma financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of December 31, 2008. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of UST on January 6, 2009. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change. An increase in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce the amount of goodwill in the combined condensed financial information, and may result in increased depreciation and/or amortization expense.

A preliminary fair value estimate of $408 million relates to amortizable intangible assets acquired, primarily consisting of customer relationships. Amortization related to the fair value of amortizable intangible assets, taken over an average life of 20 years, is reflected as a pro forma adjustment to the Pro Forma Combined Condensed Statement of Earnings.

A preliminary fair value estimate of $9,478 million relates to UST trade names. Altria Group, Inc. management took many factors into consideration including the history of the trade names and future cash flows in coming to the determination that the assets have indefinite lives. Therefore, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, trade names will not be amortized but instead will be tested for impairment at least annually.

4.	Reflects the use of available cash of $6,569 million which includes the proceeds from the issuance of the Notes and borrowings of $4,307 million under the Bridge Facility, which together were used to fund the total purchase price, and reflects the payment of financing fees ($100 million) primarily associated with the Bridge Facility, Altria Group, Inc.’s transaction costs ($60 million), UST’s transaction costs ($64 million), the funding of UST’s non-qualified pension plans ($164 million) due to change in control provisions of such plans, and the contractually required prepayment of UST’s revolving credit facility ($80 million). The fees associated with the Bridge Facility of $100 million are reflected as an increase to other current assets of $70 million as deferred debt issuance costs, and as a decrease to accounts payable and accrued liabilities of $30 million for fees accrued at December 31, 2008. The Altria Group, Inc. transaction costs are reflected as a reduction to stockholders’ equity. Altria Group, Inc. intends to access the public debt market in 2009 to refinance the Bridge Facility with long-term debt.
5.	Represents the estimated deferred income tax liability, based on an estimated U.S. Federal statutory tax rate of 35.0% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill. These amounts are reflected on the Pro Forma Combined Condensed Balance Sheet as $3,465 million of deferred income taxes and $68 million of accounts payable and other accrued liabilities.
6.	Represents the estimate of the increase in amortization and depreciation expense related to the fair value adjustment of certain intangible assets, primarily consisting of customer relationships, and the fair value adjustment to UST’s property, plant and equipment.

The increase in amortization expense is based on a fair value adjustment to certain intangible assets, primarily customer relationships. These definite life intangible assets are amortized over their weighted average estimated useful life which Altria Group, Inc. estimates to be 20 years. The determination of useful life was based upon various accounting studies, historical acquisition experience, economic factors and future cash flows of the combined company. In addition, Altria Group, Inc. considered the relative stability of the current UST customer base.

The increase in depreciation expense is based on a 20% increase in the book value of UST’s property, plant and equipment due to purchase accounting and is allocated between cost of sales, and marketing, administration and research costs based on Altria’s historical allocation of depreciation expense.

7.	Represents the increase in interest expense related to the amortization of the fair value adjustment of UST’s debt over the estimated remaining life of such debt.
8.	Reflects the estimated investment earnings as a result of Altria Group, Inc.’s required funding of UST’s non-qualified pension plans due to change in control provisions of such plans. The estimated investment earnings were calculated based on UST’s historical assumptions related to returns on plan assets.
9.	Represents the increase in interest expense, using an assumed weighted average interest rate of approximately 10%. The interest adjustment includes expected borrowing costs from the borrowings under the Bridge Facility as well as the additional interest that would be incurred had the Notes been issued as of the beginning of the year.

The interest rate on the Bridge Facility may not be reflective of the borrowing rates applicable to any additional notes that Altria Group, Inc. may issue. Altria Group, Inc.’s weighted average interest rate includes debt issuance costs and financing fees related to the Notes and the Bridge Facility, as well as the amortization of the debt discount on the Notes. Certain fees and interest rate adjustments are required under the Bridge Facility in the event borrowings under that facility are not refinanced within specified periods of time following the closing of the acquisition. Altria Group, Inc. intends to access the public debt market in 2009 to refinance the Bridge Facility with long-term debt, which would reduce the requirement to pay these fees. In addition, the Bridge Facility and the Notes include terms that would result in additional fees and/or higher interest rates if Altria Group, Inc.’s credit rating is downgraded.

Actual interest rates for this transaction can vary from the 10% assumed rate. The effect of a 0.125% change in interest rates would result in a $14 million change in interest expense on a pre-tax basis.

10.	For purposes of this pro forma information, the U.S. Federal statutory tax rate of 35.0% has been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing company.